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                                                                   Exhibit 23.02






June 30, 1988


Mastech Corporation
1004 McKee Road
Oakdale, PA 15071




Dear Sir:

We are aware that Mastech Corporation has incorporated by reference in this Registration Statement its Form 10-Q for the quarter ended March 31, 1998, which includes our report dated April 24, 1998 covering the unaudited interim financial information contained herein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

ARTHUR ANDERSEN LLP
/s/ Arthur Andersen LLP









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